ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of August  31, 2015 by Air Industries Group, a Nevada corporation (“Buyer”), on the one hand, and Compac Development Corp., a New York corporation (the “Company”), and Peter C. Rao and Vito Valenti, the shareholders (“Shareholders”)  of the Company, on the other hand.

RECITALS:

The Company is engaged in the business of providing specialized RFI/EMI shielded enclosures to the aerospace and other industries (the “Business”);

The Shareholders own all of the outstanding shares of the common stock of the Company; and

    The Company desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, certain assets, rights and obligations related to the Business on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1
DEFINITIONS

      As used herein the following terms shall have the following meanings and shall include in the singular number the plural and in the plural number the singular unless the context otherwise requires (capitalized terms not defined in this Article 1 shall have the meanings ascribed to such terms elsewhere in this Agreement):

      "Affiliate" means, as to a Person, any other Person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned Person.

“Agreement” means this Asset Purchase Agreement, together with all Exhibits and Schedules annexed hereto, as the same may be amended, supplemented or modified from time to time.
      "Assets" means all of assets, properties, rights and claims of every kind and description used in the ordinary course operation of the Business immediately prior to the date hereof (other than the Excluded Assets), whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located, and all goodwill associated therewith.

      “Assignment and Assumption Agreements” means the Assignment and Assumption Agreements to be executed by Buyer and the Company.

“Bill of Sale” means the Bill of Sale to be executed by the Company and the Intellectual Property Bill of Sale to be executed by the Company.

“Business Proprietary Information” means confidential or proprietary information of the Business which is either marked as such or given the nature of the information or circumstances surrounding its disclosure, ought reasonably to be understood to be confidential or proprietary information and shall include: (a) any Intellectual Property, or any information concerning any Intellectual Property employed by the Company but not generally known to its customers, vendors or competitors, or under development by or being tested by the Company but not at the time offered generally to customers or vendors; (b) any information relating to Software or computer systems used by the Company or the Company’s pricing or marketing methods, margins, capital structure, operating results, or borrowing arrangements; (c) any business plans, budgets, advertising or marketing plans relating to the Business;  (d) any information belonging to customers or vendors of the Business or any other Person which the Company has agreed to hold in confidence in connection with the Business; and (e) all written, graphic and other material relating to any of the foregoing.

      "Code" means the Internal Revenue Code of 1986, as amended.

      “Contract" shall mean any agreement, contract, obligation, promise, undertaking, indenture, mortgage, policy, arrangement, or instrument, including any amendment thereto, fixed or contingent, written or oral, expressed or implied, which cannot be terminated by the Company without cause on no more than 30 days notice and without liability to the Company in excess of $10,000.

“Copyrights” means all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, including all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention.

“Domain Names” means all domain name registrations used in the Business.

“Effective Time” means the close of business on August 31, 2015, and “Effective Date” means August 31, 2015.

      "Environmental Damages" means all claims, judgments, damages (other than special or consequential damages), losses, penalties, fines, liabilities, encumbrances, liens, costs and expenses of defense of a claim, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time arising out of, based on or resulting from: (i) the presence or release of Hazardous Materials in or into the environment, on or prior to the Closing Date, in violation of applicable Environmental Laws upon, beneath or from any real property or other location (whether or not owned by the Company) where the Company conducted operations or generated, stored, sent, transported or disposed of Hazardous Materials; or (ii) any violation of Environmental Laws by the Company on or prior to the Closing Date. Environmental Damages attributable to any individual shall include only that portion of any punitive damages assessed against the Company as direct result of actions taken by or omissions of that individual.

      "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees, permits, franchises or licenses relating to  pollution, hazardous substances, hazardous wastes, petroleum or otherwise relating to protection of the environment, natural resources or human health, including but not limited to: the Clean Air Act; Clean Water Act; Resource Conservation and Recovery Act ("RCRA"); Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"); Emergency Planning and Community Right-to-Know Act; Federal Insecticide, Fungicide and Rodenticide Act; Safe Drinking Water Act; Toxic Substances Control Act; Hazardous Materials Transportation Act; Occupational Safety and Health Act; and Endangered Species Act of 1973, each as amended.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Eaton & Van Winkle LLP.

      "Governmental Body" means any federal, state, local, municipal, foreign, or other government, or governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

      "Hazardous Materials" means any substance in amounts and concentrations that: (i) require reporting, investigation, removal or remediation under any Environmental Law; (ii) are regulated as a "hazardous waste," "hazardous substance" or "pollutant" or "contaminant" under any Environmental Law; (iii) causes a nuisance, trespass or other tortuous condition or poses a hazard to the health or safety of persons; or (iv) contains gasoline, diesel fuel or other petroleum fuels, PCBs, asbestos or urea formaldehyde foam insulation.

“Intellectual Property” means: (a) all works of authorship, methodologies, models, business processes, Software, Marks, Domain Names, Inventions, Know How, Trade Secrets and other intellectual property (i) that is owned (wholly, jointly or in part) or licensed (as licensor or licensee) by the Company, including, in each case, in connection with any alliance, joint venture, partnership or similar agreement, (ii) that is or has been used in any product, service, technology or process currently or formerly offered by the Company, (iii) that is or has been used in the Business, or (iv) that is under development by or on behalf of the Company; and (b) all rights in the foregoing, including Copyrights, Patents, moral rights and associated goodwill.

“Inventions” means novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, whether or not patentable.

“Know how” means all scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience used by the Company in operating the Business.

      "IRS" means the Internal Revenue Service.

      "Knowledge" means a Person will be deemed to have "Knowledge" of a particular fact or other matter if (a) such person is actually aware of such fact or other matter or (b) a prudent individual in the position of the Chief Executive Officer or Chief Financial Officer of the Company could reasonably be expected to become aware of such fact or other matter in the course of performing his duties on behalf of the Company. "Knowledge" with respect to the Company shall mean the Knowledge of the Shareholders.

“Law” means, with respect to any Person, any U.S. federal, state or local, and any foreign national, state or local, law, statute, common law, ordinance, code, treaty, rule, regulation, order, ordinance, Permit, license, writ, injunction, directive, determination, judgment or decree or other requirement of any Governmental Entity or arbitrator, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lease” means, the lease between the Company and _Westbury Park Associates LLC dated March 17, 2008 with respect to the premises occupied by the Company at 1460 Clinton Avenue, Bay Shore, New York 11706.

"Legal Requirement" means any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including (without limitation) any liability for Taxes.

“Marks” means all domestic and foreign trademarks, trade dress, service marks, trade names, business names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including intent to use applications), and all goodwill related to the foregoing.

"Ordinary Course of Business" means the ordinary course of business of the Company consistent with past practice.

“Patents” means all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions and subject matter related to such patents, in any and all forms.

"Permits" shall mean any and all licenses, permits, orders or approvals of any federal, state, local or foreign governmental or regulatory body necessary for the operation of the Business by the Company as presently conducted.

“Permitted Lien” means (a) any Lien for Taxes which are not yet due or (b) any carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s, landlord’s or similar statutory or inchoate Lien incidental to the ordinary conduct of business which involves an obligation that is not yet due.

"Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity.

"Regulatory Approvals" shall mean all regulatory approvals, exemptions, lapses of waiting periods, written opinions or other actions by the federal, state and local governmental authorities necessary for the consummation of the transactions contemplated by this Agreement.

"Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Material).

"Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, (d) in the case of real property, rights of way, building use restrictions, variances and easements, provided the same will not in any material respect interfere with the Buyer’s operation of the Business and (e) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Software” means (a) any and all computer or software programs (including all software implementations of models, algorithms and methodologies, and all source code, object code, firmware, programming development and design tools, applets, compilers and assemblers), (b) machine readable databases and compilations, including any and all data and collections of data, (c) descriptions, flow charts, models, diagrams or other work product used to design, plan, organize or develop any of the foregoing, (d) the technology supporting, and all content, including audio/video displays, contained on, Internet site(s) and (e) all documentation, other works of authorship and media, including user manuals and materials relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

"Tax" or "Taxes" means any federal, state, local and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment including property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority.

      "Tax Return" includes any material report, statement, form, return or other document or information required to be supplied by a federal, state, local or foreign taxing authority in connection with Taxes.

“Trade Secrets” means any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public, including formulas, algorithms, models, market surveys, market research studies, client lists, information contained on drawings, diagrams and other documents, methodologies, and information relating to research, development or testing.

      "Transaction Documents" means this Agreement and the Escrow Agreement.

ARTICLE 2
SALE AND PURCHASE OF ASSETS

Section 2.1. Purchase and Sale of Acquired Assets.  In exchange for the consideration specified herein, and upon and subject to the terms and conditions of this Agreement, Buyer hereby agrees to purchase from the Company, and the Company hereby agrees to sell, assign, transfer and deliver to Buyer, at the Closing referred to in Section 3.1 below, all of the Company’s right, title and interest in and to the Assets other than the Excluded Assets, in each case, as of the Effective Time, whether real or personal, tangible or intangible, vested or unvested, contingent or otherwise, wherever located, and all goodwill associated therewith (collectively, the “Acquired Assets”),  free and clear of all Security Interests except for those in respect of Assumed Liabilities, including:

(a)           Purchased Contracts.  All of the Company’s right, title and interest in, to, and under the Contracts to which the Company is a party other than those set forth on Schedule 2.1(a) (the “Purchased Contracts”) together with all amounts prepaid thereunder;

(b)           Intellectual Property.  (i) All Intellectual Property, including Know how owned by the Company and used in the operation of the Business and (ii) all documentation and media constituting, describing or relating to such Intellectual Property, including memoranda, models, diagrams, manuals, technical specifications and other records wherever and whenever created;

(c)           Accounts Receivable and Work in Process.  All accounts receivable and work in process as of the Effective Time.

(d)           Goodwill.  All goodwill and general intangibles (the “Goodwill”) associated with the name, assets, properties and rights of the Company or the Business and all of the Company’s rights (both legal and equitable) to protect its rights and interests;

(e)           Lease.  All of the Company’s rights under the Lease, and its security deposit under the Lease;

(f)           Equipment and Personal Property.  All equipment, furniture, fixtures, servers, data storage devices, systems, networks and other computer assets, hardware and equipment and other tangible personal property owned by the Company, including laptop computers and all technology underlying or enabling Internet sites, systems or networks, and all leasehold improvements made to the Leased Premises;

(g)           Permits.  All Permits and applications therefor held by the Company that may legally be transferred to Buyer;

(h)           E-mail Addresses; Telephone and Fax Numbers.  All e-mail addresses, telephone numbers and fax numbers used in connection with the Business and/or assigned to the Leased Premises;

(i)           Records and Documentation.  All books, records (including financial and accounting records, except that the Company shall be permitted to retain its Tax records and such financial records as are necessary to prepare the Company’s Tax Returns; provided that the Company shall provide Buyer with copies of such Tax records and financial records), lists of customers and prospective customers of the Business, files, working papers, analytical models, work product, correspondence, memoranda and other documentation related to the Business or the Acquired Assets or the Assumed Liabilities, including any confidential records and any item stored in electronic format, in computer or any other means or media.

(j)           Raw Materials.    All materials held by the Company not committed to a particular customer.

2.2
Excluded Assets.  The purchase of the Acquired Assets by Buyer and sale of the Acquired Assets by the Company contemplated by this Agreement shall not include any of the following assets of the Company as of the Effective Time, which assets shall be referred to as the “Excluded Assets”:

2.2.1	Cash and Cash Equivalents. Any cash or cash equivalents of the Company;

2.2.2	Marketable Securities. Any marketable securities of the Company;

2.2.3	Certain Contracts. Any Contracts not expressly assumed hereunder, which, among others, includes without limitation the Contracts set forth on Schedule 2.1(a);

2.2.4	Certain Equipment and Personal Property. Any equipment, furniture, supplies, fixtures, or other tangible personal property enumerated on Schedule 2.2;

2.2.5	Tax Refunds. Any claims for federal, state or local Tax refunds and any right to utilize any net operating loss carry forwards for Pre-Closing Tax Periods; and

2.2.6	Certain Claims. Any claims, causes of action and choses in action.

2.3
Liabilities.  Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Buyer hereby agrees to assume all liabilities and obligations of the Company reflected in its books and records as of the Effective Time,  together with its obligations under the Purchased Contracts and the Lease, in each case to the extent that any such liabilities and obligations accrue and first arise after the Effective Time for reasons other than any breach, violation or default by the Company (the “Assumed Liabilities”). Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of the Company as of the Effective Time of whatever nature, whether presently in existence or arising hereafter, including any other liabilities of any the Company (or any predecessor of the Company) (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the term “Excluded Liabilities” includes:

2.3.1	all liabilities or obligations of the Company owing to any Affiliates, directors, officers, employees, former employees, independent contractors, agents, representatives or other personnel;

2.3.2
all liabilities or obligations relating to any compensation or benefits of any current or former director, officer, partner, principal, manager, employee, independent contractor, consultant, agent, representative or other personnel (hereinafter “personnel”) of the Company or under any Employee Benefit Plans, including in respect of worker’s compensation, wage and hour, independent contractor misclassification, civil rights, discrimination or other claims, charges or complaints brought by any Person (including any Governmental Entity) in connection with labor and employment Laws or otherwise relating to employment by, or provision of services to, the Company, and including all retirement, severance, deferred compensation, incentive, equity option, vacation, bonus, commission, unemployment, partnership or other payments, distributions or benefits payable to or accrued in favor of such Persons on or prior to the Effective Time, whether or not pursuant to any Employee Benefit Plans and whether or not such Persons become engaged by the Buyer or an Affiliate of Buyer);

2.3.3	all liabilities or obligations relating to any Excluded Asset;

2.3.4	all liabilities or obligations relating to the Company’s issuance or endorsement of any check, note, draft or instrument;

2.3.5
all liabilities or obligations relating to any claim of any third party, including any Governmental Entity, arising out of the ownership or operation of the Business or the Acquired Assets prior to the Effective Time;

2.3.6	all liabilities or obligations relating to any lease of real property, other than those arising on or after the Effective Time under the Lease;

2.3.7
all liabilities or obligations of the Company or any stockholder or other equityholder of the Company for Taxes, including all liabilities or obligations for Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of Law), as a transferee or successor by contract, or otherwise;

2.3.8	all liabilities or obligations relating to any payables of the Company other than those expressly assumed hereunder;

2.3.9
all liabilities or obligations arising from or relating to the rights of the holders of any shares of capital stock or any other equity interest of the Company or any phantom equity or any options, warrants, subscriptions or other rights, calls or commitments to issue, or any obligations or commitments to purchase, any capital stock or any other equity interest of the Company or any securities convertible into or exchangeable for any of the capital stock or any other equity interest of the Company; and

2.3.10	all liabilities or obligations relating to any broker or finder retained by any the Company or its Affiliates.

2.4           Purchase Price. As consideration for the purchase of the Acquired Assets, in addition to assuming the Assumed Liabilities, Buyer shall pay to the Company, One Million Two Hundred Thousand Dollars ($1,200,000) plus (or minus) an amount equal to the Company’s ”Net Working Capital(deficit)” as of the Effective Time (the “Purchase Price”).

2.5           Adjustments to Purchase Price.   (a) For purposes of this Agreement, the Company’s Net Working Capital shall be equal to the sum of the Company’s accounts receivable plus finished stock plus work in progress plus Raw Materials less the Company’s Accounts Payable all as reflected on the books and records of the Company as of the Effective Time.

              For purposes of closing, Buyer and the Company have agreed upon a reasonable good faith estimate of the Company’s Net Working Capital as of the Effective Time (the “Estimated Net Working Capital”) as indicated on the “Closing Statement” prepared by the Company and reviewed by Buyer which shows a net working capital surplus (deficit) of $ 267,410.91.  The Company has provided Buyer such additional back-up or supporting data relating to the preparation of the Closing Statement and the calculation of the Estimated Net Working Capital as Buyer requested.

           (b) Buyer shall have up to forty-five (45) days after the Effective Time to review the books and records of the Company to determine whether the Estimated Net Working Capital accurately reflects the books and records of the Company.  If Buyer concludes that the Estimated Net Working Capital is incorrect, no later than forty-five (45) days after the Effective Time, Buyer shall prepare and deliver to the Company a statement of Buyer’s determination of the net working capital amount as of the Effective Time (the “Buyer’s Net Working Capital”), setting forth in reasonable detail the basis for such determination (the “Post-Closing Statement”).  The Buyer’s Net Working Capital shall be prepared on a basis consistent with the accounting policies of the Company prior to the Effective Time and the manner in which the Company computed the Estimated Net Working Capital as of the Effective Time and shall otherwise be consistent with the books and records of the Company.  Buyer shall provide to the Company such additional back-up or supporting data relating to the preparation of the Post-Closing Statement as the Company may reasonably request and shall allow the Company’s accountants access to the work papers developed in the preparation of the Post-Closing Statement.

(c)  If the Company agrees with the Buyer’s Net Working Capital, within ten (10) days of its receipt of Buyer’s Post Closing Statement the Company shall pay to Buyer the excess of the Estimated Net Working Capital over the Buyer’s Net Working Capital or the Buyer shall pay to the Company the excess of Buyer’s Net Working Capital over the Estimated Net Working Capital.  If the Company disagrees with the Buyer’s Net Working Capital it shall so advise the Buyer and if the parties cannot resolve the disagreement within ten (10) days of Buyer’s receipt of a notice of disagreement from Buyer, either party may submit the matter for resolution by a single arbitrator appointed by the American Arbitration Association.  The arbitration shall be held in Suffolk County at a location designated by the arbitrator and shall be conducted in accordance with the Rules of the American Arbitration Association.  The parties shall not be entitled to any discovery in aid of arbitration.

2.6  Allocation.  The Purchase Price (and all other capitalizable costs) will be allocated for Tax purposes (the “Allocation”) among the Acquired Assets in accordance with Schedule 2.6

ARTICLE 3
CLOSING

Section 3.1.  (a)  The closing for the purchase and sale of the Acquired Assets shall take place at a time and place mutually agreed to by the Buyer and the Company, but in no event later than on September 4, 2015 (the “Closing”).   At the Closing, Buyer will  pay by wire transfer in immediately available funds to the account of the Company as provided by the Company, $1,150,000 plus the Estimated Net Working Capital and (y) to the Escrow Agent, $50,000 (the “Escrow Amount”). The Escrow Amount shall be held subject to the terms of the Escrow Agreement among Buyer, the Company and the Escrow Agent  to be executed at the Closing. Further, at the Closing, Buyer will deliver to the Company:

3.1.1           a certificate signed by the Secretary of the Buyer, dated as of the Effective Date (the “Secretary’s Certificate”): (1) certifying as to: (A) the continuing accuracy of the representations and warranties of the Buyer set forth in Article 5 of this Agreement, (B) the resolutions (or written consent) of the Buyer’s  board of directors, authorizing and approving this Agreement and the Transaction Documents; and (C) the signatures and incumbency of the individual(s) signing this Agreement and the Transaction Documents on behalf of the Buyer;

3.1.2           the Assignment and Assumption Agreement, executed by the Buyer;

3.1.3           the assignment of the Lease (the “Lease Assignments”), including the consent to such assignment and assumption by the landlord, executed by the Buyer

3.1.4           the Escrow Agreement executed by the Buyer and the Escrow Agent;

3.1.5           all other Transaction Documents to which the Buyer is a party duly executed by the Buyer.

(b)           At the Closing, the Company shall deliver to Buyer:

3.2.1 a certificate signed by the Secretary of the Company (the “Secretary’s Certificate”): (1) certifying as to the following: (A) the continuing accuracy of the representations and warranties of the Company set forth in Article 4 of this Agreement and the covenant set forth in Section 6.1 of this Agreement, (B) the resolutions (or written consent) of the Company’s board of directors and stockholders, authorizing and approving this Agreement and the Transaction Documents and the transactions contemplated hereby and the changing of the Company’s name to a name which is not similar to or confusing with Compac Development Corp., together with such documentation as is required to be filed with the Secretary of State of the State of New York to effectuate such change of name; (C) the charter or organizational document of the Company as in effect on the Effective Date; (D) the bylaws of the Company as in effect on the Effective; and (E) the signatures and incumbency of the individual(s) signing this Agreement and the Transaction Documents on behalf of the Company;

3.2.2           the Bill of Sale, executed by the Company;

3.2.3           the Assignment and Assumption Agreements, executed by the Company;

3.2.4           the assignment of the Lease (the “Lease Assignments”) executed by the Company and the landlord;

3.2.5           to the extent necessary to effect transfer of the Domain Names of the Company, a domain name assignment agreement (the “Domain Name Assignment Agreement”), together with all other necessary documents, in form and substance reasonably satisfactory to Buyer, transferring the Domain Names of the Company to Buyer, executed by such Seller;

3.2.6           a trademark assignment agreement (the “Trademark Assignment Agreement”), transferring the Company’s Marks to Buyer, executed by the Company;

3.2.7           the Escrow Agreement, executed by the Company; and

3.2.8           all other Transaction Documents to which the Company is a party, executed by the Company.

For the avoidance of doubt, the parties intend that the risk of loss and benefit of any profit associated with the Acquired Assets from and after the Effective Time is for the account of Buyer notwithstanding that the Closing and transfer of the Acquired Assets will occur at a later date.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND THE COMPANY

      As an inducement to Buyer to enter into this Agreement and perform its obligations hereunder, the Company and the Shareholders represent and warrant to Buyer as of the date hereof:

Section 4.1. Organization, Good Standing, Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has the corporate power and authority to own, lease and operate its assets and to carry on the Business as now being conducted. The minute books, stock ledgers and stock transfer records of the Company were furnished to Buyer for review.

Section 4.2. Certificate of Incorporation and By-Laws.  Correct and complete copies of the Certificate of Incorporation (the "Certificate of Incorporation") and By-laws (the "By-laws") of the Company, in each case as amended to date have been made available to Buyer.

Section 4.3. Capital Stock. (a) All of the outstanding shares of the capital stock of the Company are owned beneficially and of record by Peter C. Rao and Vito Valenti.  Mr. Rao owns 95% of the outstanding shares of the Company and Mr. Valenti owns the balance.

      (b) There are no outstanding offers, options, warrants, rights, calls, commitments, obligations (verbal or written), conversion rights, plans or other agreements (conditional or unconditional) of any character providing for or requiring the sale, purchase or issuance of any other shares of capital stock or securities of the Company.

Section 4.4. Subsidiaries, Divisions and Affiliates.  The Company does not own or have any rights to any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity.

Section 4.5. Authorization.  The Company possesses the legal right and capacity to execute, deliver and perform this Agreement, without obtaining any approval, authorization, consent or waiver or giving any notice other than as required from its board of directors and shareholders.   The Company, its directors and its shareholders have taken all action, if any, required by applicable law, the Company's Certificate of Incorporation, By-laws or otherwise, required to be taken to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and all other Transaction Documents to which the Company is a party have been, or will be, duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, as the case may be, enforceable against the Company in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors' rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.6. Effect of Agreement.  The execution, delivery and performance of this Agreement by the Company, will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule, regulation or executive order to which the Company or the Business is subject; (b) violate any judgment, order, writ or decree of any court applicable to the Company, its assets or the Business;  (c) result in the lapse, with or without the giving of notice or the passage of time, in any customer approval, qualification or license which is used or useful in the operation of the Business or (d) result in the breach of or conflict with any term, covenant, condition or provision of, or, constitute a default under, or result in the creation or imposition of any Security Interest upon any of the Acquired Assets pursuant to the Certificate of Incorporation or the By-laws, or any commitment, contract or other agreement or instrument, including any of the Contracts, to which the Company is a party or by which any of the Acquired Assets are bound.

Section 4.7. Governmental and Other Consents.    No notice to, consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by the Company of this Agreement or any other Transaction Documents to which the Company is a party, or the taking of any action herein contemplated; and (ii) no notice to, consent, authorization or approval of, any Person, including any customer or vendor, under any agreement, arrangement or commitment of any nature to which the Company is a party or by which the Acquired Assets are bound by or subject to, or from which the Company receives or is entitled to receive a benefit, is required in connection with the execution, delivery and performance by the Company of this Agreement or any other Transaction Documents to which the Company is a party, or the taking of any action herein contemplated.  The sale of the Acquired Assets as contemplated hereby will not result in the lapse, termination or forfeiture of any license, customer certification or approval required to be maintained for the Buyer to operate the Business as operated immediately prior to the date hereof.

Section 4.8. Financial Information.   The tax returns and other financial information which the Company has provided to Buyer have been accurate in all material respects.

      Section  4.9 – Intentionally Omitted

  Section 4.10 – Intentionally Omitted

  Section 4.11. Title to Assets; Absence of Liens and Encumbrances.     The Company has good and marketable title to, and owns outright, the Assets, free and clear of all Security Interests. The leases and other agreements or instruments under which the Company holds, leases or is entitled to the use of any real or personal property are in full force and effect. The Company enjoys peaceable and undisturbed possession under all such leases. All Assets are in material conformance with applicable zoning and other laws, ordinances, rules and regulations; and no notice of violation of any law, ordinance, rule or regulation thereunder has been received by the Company or Shareholders.

      The Company owns no real property.   The address of the premises occupied by the Company is 1460 Clinton Avenue, Bay Shore, New York 11706.
 (the “Premises”). The Company has made available to Buyer a true and complete copy of the lease pursuant to which it occupies the Premises.  All buildings, structures, appurtenances and material items of machinery, equipment and other material tangible assets used by the Company in the conduct of the Business are in reasonably good operating condition and repair, ordinary wear and tear excepted, are usable in the Ordinary Course of Business and are adequate and suitable for the uses to which they are being put.

  Section 4.12. Equipment.  All items of equipment used in the Business are reflected in the books and records of the Company (collectively, the "Equipment").

  Section 4.13. Insurance.  There are no outstanding or unsatisfied written requirements imposed or made by any of the Company's current insurance companies with respect to current policies covering any of the Assets, or by any governmental authority requiring or recommending, with respect to any of the Assets, that any repairs or other work be done on or with respect to, or requiring or recommending any equipment or facilities be installed on or in connection with, any of the Assets.

  Section 4.14. Agreements, Arrangements.  (a) Except for open purchase orders in the ordinary course of business, the Lease and contracts which may be terminated on no more than thirty (30) days notice at a cost to the Company of no more than $10,000, and as set forth on Schedule 4.14, the Company is not a party to, nor are the Assets subject to or bound by any other agreement, including, without limitation:

(i) equipment lease agreement (whether as lessor or lessee) where the annual obligation of the Company exceeds $15,000;

   (ii) license agreement, assignment or contract (whether as licensor  or licensee, assignor or assignee) relating to trademarks, trade names,  patents, or copyrights (or applications therefore), unpatented designs or processes, formulae, know-how or technical assistance, or other  proprietary rights, other than agreements relating to off-the-shelf software used in the conduct of the Business;

   (iii) agreement with any banks or other persons, for the borrowing or lending of money other than its line of credit with Chase  which is not secured by a lien on any assets of the Company;

   (iv) agreement granting any person a Security Interest on any of the Assets;

(v) agreement, contract or order with any buying agent, supplier or other Person involved in the acquisition of supplies with an annual cost to the Company in excess of $15,000;

   (vi) non-competition, secrecy or confidentiality agreements, or another agreement restricting the Company from doing business anywhere in the world;

   (vii) agreement or other arrangement for the sale of goods or services to any third party (including the government or any other governmental authority) in annual amounts in excess of $15,000;

 (viii) agreement with any distributor, dealer, leasing company, sales  agent or representative;

 (ix) agreement, contract or order with any manufacturer, leasing company, broker, supplier or customer (including those agreements which allow discounts or allowances or extended payment terms), where the annual obligation of the Company is more than $15,000;

 (x) agreement guaranteeing, indemnifying or otherwise becoming  liable for the obligations or liabilities of another Person;

 (xi) advertising, publication or printing agreement other than those referred to on Schedule 4.14; and

 (xv)  agreement giving any party the right to renegotiate or require a reduction in prices to be paid or the repayment of any amount previously paid, to the Company.

     The Lease and all contracts as are required to be set forth on Schedule 4.14 are referred to as the “Principal Contracts.” Correct and complete copies of all Material Contracts have been delivered to Buyer prior to the date hereof.

      (b) Each of the Principal Contracts is valid, in full force and effect and enforceable in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors' rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

      (c) Except for open purchase orders and as set forth on Schedule 4.14, the Company has fulfilled, or has taken all action reasonably necessary to enable it to fulfill when due, all of its respective obligations under the Principal Contracts. Furthermore, there has not occurred any default or any event which with the lapse of time or the election of any person other than the Company or Shareholder, will become a default under any of the Principal Contracts, except for such defaults, if any, which have been indicated on Schedule 4.14.

  Section 4.15. Patents, Trademarks, Copyrights.  The Company has no registered patent, trademark or copyright used in the Business.

The Company has not sold, assigned, transferred, licensed, sub-licensed or conveyed any common law rights it may have in any copyrights, trademarks or Know-how used in the Business To Shareholder’s Knowledge, none of the Company’s common law rights in any trademark, copyright or Know-how is the subject of any pending or threatened opposition, interference, cancellation, nullification, conflict, concurrent use, litigation or other proceeding. To Shareholder’s Knowledge, the conduct of the Business as currently operated, and the use of the Assets does not conflict with, or infringe upon, any legally enforceable rights of third parties.

(a)           None of the Intellectual Property used by the Company in the Business is the subject of any pending or threatened litigation or other proceeding. To Shareholder’s Knowledge, the conduct of the Business as currently operated, and the use of any Intellectual Property employed in the Business does not conflict with, or infringe upon, any legally enforceable rights of third parties.

(b)           There are no licenses, sublicenses or agreements or instruments involving the Intellectual Property of the Company, except with respect to generally available “off-the-shelf” software and software incorporated in certain machinery and equipment (each a “License”).    With respect to each License, (x) there is no default (or event that with the giving of notice or passage of time could constitute a default) by the Company or, to Shareholder’s knowledge, the other party thereto, and (y) there are no pending claims and, to Shareholder’s knowledge, no such claims have been threatened.

(c)           To Shareholders’ Knowledge, there is no Intellectual Property, other than know-how or business methods, that is material to the conduct of the Business as currently conducted by the Company.

(d)           No Person other than the Company has any right or interest of any kind or nature in or with respect to any know-how or business methods material to the operation of the Business

(e)           Neither the Company nor the conduct of the Business by the Company,  has been alleged to have, and to Shareholder’s knowledge, neither the Company nor the conduct of the Business by the Company,  has infringed upon, misappropriated or otherwise violated any Intellectual Property or other proprietary information or rights of another Person.

(f)           The Company has taken reasonable steps to protect the proprietary nature of the Intellectual Property and to maintain in confidence all Trade Secrets and other confidential Intellectual Property and information owned or used by the Company.  To Shareholder’s knowledge, no Trade Secret or other confidential Intellectual Property or information of the Company has been disclosed or authorized to be disclosed to any Person, other than pursuant to a non-disclosure agreement or other conditional obligation that protects the Company’s proprietary interests in and to such Trade Secrets or confidential Intellectual Property or information.

(g)      There is no Software, including databases and collections of data, material to the conduct of the Business other than Software to be delivered to Buyer on the Closing Date (“Seller Software”).  The Companys owns full and unencumbered right and good, valid and marketable title to or has valid licenses to the Seller Software.  The Company has not incorporated any third party intellectual property into any Seller Software.

  Section 4.16. Permits.  Set forth on Schedule 4.16 is a complete list of all Permits issued to the Company (the "Company Permits"). The Permits set forth in Schedule 4.16 are all Permits required to permit the Company to carry on the Business as currently conducted.

  Section 4.17. Compliance with Applicable Laws.  The conduct by the Company of the Business does not violate or infringe, and to Shareholders' Knowledge there is no reasonable basis for any claims of violation or infringement of, any law, statute, ordinance, regulation or executive order currently in effect and applicable to the Company, except in each case for violations or infringements which could not be reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business, taken as a whole. The Company is not in default under any Company Permit, under any governmental or administrative order or demand directed to it, or with respect to any order, writ, injunction or decree of any court applicable to it.

  Section 4.18. Litigation.  There is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing, pending against the Company or which could prevent the consummation of the transaction contemplated hereby, before any court or governmental, administrative or other competent authority or private arbitration tribunal, nor (i) to the Knowledge of Shareholder, is any such claim threatened and (ii) are there any facts known to Shareholders which could reasonably be expected to give rise to claim, action, suit, proceeding, arbitration, investigation or hearing, which could result in a Material Adverse Change, or prevent the consummation of the transactions contemplated by this Agreement. The Company has not waived any statute of limitations or other affirmative defense with respect to any obligation. There is no continuing order, injunction or decree of any court, arbitrator or governmental, administrative or other competent authority to which the Company is a party, or to which the Assets or Business is subject. Neither the Company nor any current officer, director, or employee of the Company has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or other body from engaging in or continuing any conduct or practice in connection with the Business.

  Section 4.19. Customers, Suppliers, Distributors and Agents.  Shareholder has no Knowledge of (i) any contemplated material and adverse modification or change in the business relationship of the Company with, or (ii) any existing condition or state of facts which will materially adversely affect, or has a reasonable likelihood of materially adversely affecting the business relationship of the Company with, the five largest (in dollar value ) purchasers of goods from the Company in the year ended December 31, 2014,r which has prevented or will prevent the Business from being carried on under its new ownership after the Closing in substantially the same manner as it is currently carried on.

  Section 4.20. Employee Benefit Plans.  (a) No other corporation or other entity would now or in the past constitute a single employer within the meaning of Section 414 of the Code with the Company.

      (b)Except for an IRA to which the Company is not obligated to make contributions  and the medical plan made available to all employees (of which the Buyer has been apprised), the Company does not have and during the past five years has not had:

                  (i) Any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"),; or

                  (ii) Any other pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, split dollar or other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or  informal.

  Section 4.21. Powers of Attorney.   No person has any power of attorney to act on behalf of the Company or either Shareholder in connection with any of the Company's properties or business affairs other than such powers to so act as normally pertain to the officers of the Company.

  Section 4.22. Labor Matters.  (a) The Company is not a party to any contract or collective bargaining agreement with any labor organization. No organizing effort or question concerning union representation is pending regarding the employees of the Company, and no such question has been raised within the preceding three years.

      (b) All reasonably anticipated material obligations of the Company, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses and other forms of compensation payable to the officers, directors and other employees and independent contractors of the Company have been paid.

      (c) There is no basis for any material claim, grievance, arbitration, negotiation, suit, action or charge of or by the employees of the Company, and no such material charge or complaint is pending against the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other federal, state or local agency with jurisdiction over employment matters which, if adversely determined for the Company would result in a Material Adverse Change.

      (d) The Company has withheld and paid to the appropriate governmental authorities or is withholding for payment not yet due to such authorities all amounts required to be withheld from the employees of the Company. The Company is not liable for any arrears of such amounts or penalties thereon for failure to comply with any of the foregoing. The Company is in compliance in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes and other amounts as required by appropriate governmental authorities.

  Section 4.23. Personnel.   (a) The Company has provided Buyer with a list (the “Employee List”), as of the date hereof, of the following information for each full-time, part-time or temporary employee, officer, director or consultant of the Company, including each employee on leave of absence or layoff status: name; job title; current employment status; current compensation; severance or other compensation to be paid as a result of termination of employment or upon a change of control; and the basis for determining any bonuses, commissions or similar payments. There are no Contracts or letters evidencing employment to which the Company is a party, except for contracts which can be terminated without liability in excess of $10,000 upon not more than thirty (30) days’ notice. No officer, director or employee of the Company will have any claim for severance or any other compensation as the result of the transaction contemplated hereby.

      (b) No employee or director of the Company is a party to, or is otherwise bound by, any Contract or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee or director, or (ii) the ability to conduct the Business. Except for Peter C. Rao, to the Shareholders’ Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment.

      (c) All employees of the Company are retained or employed on an at-will basis, and the Company does not have any written or oral agreement with any such personnel that would interfere with (i) the Company’s ability to discharge such personnel without payment of any severance or any other cost or expense or adverse consequences other than such amounts as are to be paid by the Company, or (ii) Buyer’s ability to hire such personnel.  The Company has not promised or represented to any of its personnel that any of such personnel will be employed or engaged by or receive any particular benefits from Buyer.

(d) There is no collective bargaining agreement, works council agreement, union contract or agreement with any other staff representatives binding on the Company which covers any of its personnel (and the Company does not recognize any works council, union or staff representatives for negotiation purposes).  The Company is under no obligation to negotiate any such agreement with respect to any such individuals, no labor organization or group of personnel of the Company has made a pending demand for recognition or certification and, to Shareholder’s knowledge, there are and have been no representation or certification proceedings or petitions seeking a representation proceeding, with the National Labor Relations Board or any other labor relations tribunal or authority, and no such demands, proceedings or petitions been brought or filed or threatened to be brought or filed within the past three (3) years.

(e)  The Company has complied with all Laws relating to the employment of labor to the extent relating to the Business, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, workers’ compensation and the payment of social security and other Taxes and unlawful discrimination and harassment.  Except for a complaint brought by Terri DiMaggio which was dismissed on August 19, 2014, by the New York Division of Human Rights, there are, and during the past three (3) years there have been, no unfair labor practice charges or complaints, minimum wage or overtime or equal pay charges or complaints, occupational safety and health charges or complaints, wrongful discharge or unfair dismissal charges or complaints, employee grievances, discrimination claims, claims arising out of any alleged failure to properly inform or consult employees or their representatives, workers’ compensation claims or claims relating to unpaid wages or other compensation due to any personnel pending against the Company, and, to Shareholder’s knowledge, none have been threatened in writing or are likely.  No notice has been received by the Company within the past three (3) years of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of the Company, and, to Shareholder’s knowledge, no such investigation is in progress.  The Company has not incurred any liability, and no facts exist that would be likely to give rise to any liability, in connection with the classification by the Company of any individual as an independent contractor.

(f)  There are no outstanding orders or charges against the Company under any occupational health or safety legislation and, to Shareholder’s knowledge, none have been threatened.  All material levies, assessments and penalties made against the Company related to the Business pursuant to all applicable workers compensation legislation as of the date hereof have been paid by such Seller.(g)  Each individual employed by the Company has presented legal proof of his or her identity and authorization to work in the relevant jurisdiction for the Company and is either (i) a citizen of the relevant jurisdiction or lawful permanent resident entitled to work or (ii) a nonimmigrant possessing a current, valid authorization issued by U.S. Citizenship and Immigration Services (or equivalent foreign border control agency) permitting employment by Seller.

(c) There are no retired employees or directors of the Company receiving benefits or scheduled to receive benefits in the future from the Company.

  Section 4.24. Environmental Matters.    The Company is in compliance with all applicable Environmental Laws; (ii) the Company has not transported, stored and disposed of any Hazardous Materials upon real property owned or leased by it in contravention of applicable Environmental Laws; (iii) there has not occurred, nor is there presently occurring, a Release of any Hazardous Materials by the Company on, into or beneath the surface of any parcel of real property in which the Company has (or will have after giving effect to the transactions contemplated hereby) an ownership interest or any leasehold interest except in compliance with applicable Environmental Laws; (iv) the Company has not transported or disposed of, or allowed or arranged for any third parties to transport or dispose of, any Hazardous Material to or at a site which, pursuant to CERCLA, has been placed on the National Priorities List; (v) the Company has not received written notice that the Company is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under RCRA; and (vi) the Company has not undertaken (or been requested to undertake) any response or remedial actions at the request of any federal, state or local governmental entity in each of the foregoing cases of causes (i) through (vi), except as to circumstances which could not reasonably be expected to have a material adverse effect on the Business of the Company, taken as a whole.

  Section 4.25. Tax Matters.    (a) The Company has filed all Tax Returns that it was required to file or has obtained valid extensions of time to file such Tax Returns. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company and by the Shareholders in respect of the income of the Company have been paid or adequately reserved for. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return that has not already been timely filed (with due regard to such extension). No written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the Assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax (except for Taxes not yet due and owing).

      (b) The Company has withheld and paid all Taxes (other than taxes of a de minimus amount) required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

      (c) There is no pending or threatened claim by any authority for additional Taxes for any period for which Tax Returns have been filed. There have been delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 2012.

      (d) The Company has maintained its status as a "small business corporation" within the meaning of ss. 1361(b) of the Code and any comparable provisions of state or local law at all times since January 1, 2008. The validity of the election of "S Corporation" status has not been challenged by the Internal Revenue Service nor is there any basis for such a challenge. Since January 1, 2008, , the Company has not been taxed other than as a "small business corporation".

      (e) The Company has not agreed to, and is not required to include in its income, any adjustment pursuant to ss. 481(c) of the Code (or comparable provisions of any state or local law) by reason of a change in accounting method or otherwise.

  Section 4.26.  Intentionally Omitted.

  Section 4.27. Inventory.  The inventory of the Company as of the date hereof is adequate and appropriate for the conduct of the business of the Company as it is currently being conducted. Current inventory levels are not in excess of the normal operating requirements of the Company in the Ordinary Course of Business consistent with past practice. Any Inventory not of a quality maintained in the Ordinary Course of Business or usable in the Ordinary Course of Business has been written down to scrap value.

  Section 4.28. Purchase and Sale Obligations.  All open purchases, sales and orders have been made in the usual and Ordinary Course of the Company’s Business in accordance with normal practices., The Company has delivered to Buyer a schedule of all such uncompleted purchase and sale orders and other commitments with respect to any of the Company's obligations as of a date not earlier than five (5) days prior to the date hereof.

  Section 4.29. Accounts Receivable and Accounts Payable.  A true and correct aged (30-60-90 days) list of all accounts receivable and accounts payable of the Company as of July 31, 2015 has been furnished to Buyer. All of the accounts receivable of the Company are actual and bona fide accounts receivable representing obligations for the total dollar amount thereof showing on the books of the Company, and to Shareholder's Knowledge, the accounts receivable are not and the accounts receivable as of the Closing Date will not be subject to any recoupments, set-offs or counter-claims, other than set-offs from the purchase of inventory by the Company and returns, in each case in the ordinary course of business consistent with past practice. Except as otherwise reflected or reserved for in the Financial Statement to the Seller's Knowledge, such accounts receivable are collectible in the ordinary course of business.

Section 4.30. Brokers and Finders.  Neither Shareholders nor the Company, nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement other than Bentley Associates, LLP, whose fee will be paid by the Company. The Shareholders agree to indemnify, defend and hold Buyer harmless from any liability, loss, cost, claim and/or demand that any broker or finder may have in connection with this transaction as a result of actions taken by the Company, its employees or affiliates.

  Section 4.31. Insider Interests.  No shareholder, officer or director of the Company, or member of his family, is a party to any transaction with the Company including, without limitation, by being a party to any contract, agreement or arrangement (i) providing for the furnishing of services, (ii) providing for rental of real or personal property, or (iii) otherwise requiring payments to any such shareholders, officer or director or to any trust, corporation or entity to which such person has any interest.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Shareholders as of the date hereof and as of the Closing Date:

Section 5.1. Organization and Good Standing; Power and Authority.  Buyer is a corporation duly organized and validly existing under the laws of the State of Nevada. Buyer has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

Section 5.2. Corporate Authorization.  Buyer has full corporate power and authority and has taken all actions necessary to enter into this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have been, or will be, duly executed and delivered by Buyer and constitute (or when executed will constitute) the valid, legal and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or similar laws affecting or relating to the enforcement of creditors' rights generally, and by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 5.3. Conflicts; Defaults.  The execution and delivery of this Agreement and the other agreements and instruments executed or to be executed in connection herewith by Buyer do not, and the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby or thereby, will not: (i) violate, conflict with, or constitute a breach or default under any of the terms of its certificate of incorporation or bylaws; (ii) require any authorization, approval, consent, registration, declaration or filing with, from or to any governmental authority; (iii) violate any law, statute, judgment, decree, injunction, order, writ, rule or regulation applicable to Buyer; or (iv) conflict with or result in a breach of, create an event of default (or event that, with the giving of notice or lapse of time or both, would constitute an event of default) under, or give any third party the right to terminate, cancel or accelerate any obligation under, any contract, agreement, note, bond, guarantee, deed of trust, loan agreement, mortgage, license, lease, indenture, instrument, order, arbitration award, judgment or decree to which Buyer is a party or by which such party is bound and which would affect the consummation of the transactions contemplated hereby. There is no pending or, to the Knowledge of Buyer, threatened action, suit, claim, proceeding, inquiry or investigation before or by any governmental authorities, involving or that could reasonably be expected to restrain or prevent the consummation of the transactions contemplated by this Agreement.

Section 5.4. Brokers, Finders and Agents.  Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement and Buyer agrees to indemnify, defend and hold the Shareholders harmless from any liability, loss, cost, claim and/or demand that any broker or finder may have in connection with this transaction as a result of actions taken by Buyer or any of its officers, directors or employees.

Section 5.5 No Consents Required.  No notice to, consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by Buyer of this Agreement or any other Transaction Documents to which Buyer is a party, or the taking of any action herein contemplated. No notice to, consent, authorization or approval of, any Person under any agreement, arrangement or commitment of any nature which Buyer is party to or which the assets of Buyer are bound by or subject to, or from which Buyer receives or is entitled to receive a benefit, is required in connection with the execution, delivery and performance by Buyer of this Agreement or any other Transaction Documents to which Buyer is a party, or the taking of any action by Buyer herein contemplated.

ARTICLE 6
COVENANTS

Section 6.1 Operation of Business Until Closing. The Company agrees that between the date of this Agreement and the Closing Date it will operate the business of the Company in the ordinary course of its business, consistent with past practice and the Shareholders shall endeavor to consult with the Buyer in connection with all significant business decisions between the date hereof and the Closing date.

               Section 6.2 Post-Closing Covenants.  (a) Other than in the service of the Buyer, for a period of five (5) years following the Closing Date (a) neither of the Shareholders shall engage, directly or indirectly through any other person, whether as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity in any business, enterprise or employment which competes with the business of the Company as conducted as of the date hereof and as of the date of the termination of the engagement of such individual by the Buyer, (b) neither of the Shareholders shall, directly or indirectly, for himself, or on behalf of or in conjunction with any other person, solicit or attempt to solicit the business or patronage of, or interfere with the business relationship of the Company, Buyer and any of their respective subsidiaries with any customer of the Company or Buyer, and (c) neither of the Shareholders shall directly or indirectly cause any other person to employ, solicit, disturb, entice away, or in any other manner persuade any employee of the Company, Buyer and any of their respective subsidiaries to discontinue or alter his or her relationship with the Company, Buyer and any of their respective subsidiaries.

Each of the Shareholders acknowledges and agrees that the business of the Company is of a national nature and that any geographic limitation on the foregoing covenant would be ineffective to adequately protect the interests of the Company. Further each of the Shareholders acknowledges and agrees that the foregoing covenant is an integral part of this Agreement, is fair and reasonable in light of all of the facts and circumstances of the relationship between the Shareholders, the Company and Buyer. In the event any court of competent jurisdiction determines that, notwithstanding the foregoing acknowledgments, the scope of the restricted activities of the foregoing covenant is excessive or not enforceable, or that the foregoing covenant is not enforceable unless it is subject to a geographic limitation, this Agreement shall be deemed amended to reflect the maximum restrictions on activities and geographic scope allowable pursuant to such court's determination.

(b)        Further Assurances.  Each of the Shareholders and Buyer covenant and agree to deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time, at the request of any other party and without further consideration, all such further instruments and take all such further actions as may be reasonably necessary or appropriate to carry out the provisions and intent of this Agreement.

ARTICLE 7
AGREEMENTS REGARDING TAXES

Section 7.1.  Cooperation on Tax Matters.  Buyer, the Company and Shareholders shall cooperate fully, as and to the extent reasonably requested, in connection with the filing of Tax Returns with respect to the Business and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company and Shareholder shall retain all books and records with respect to Tax matters pertinent to the Business relating to any taxable period beginning before the Effective Time until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

ARTICLE 8
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 8.1. Survival.  The representations and warranties, set forth in this Agreement, in any Exhibit or Schedule hereto and in any certificate or instrument delivered in connection herewith shall survive for a period of twelve (12) months after the Effective Time (the "Warranty Period") and shall thereupon terminate and expire and shall be of no force or effect thereafter, except (i) with respect to any claim, written notice of which shall have been delivered to Buyer or the Shareholder, as the case may be, in accordance herewith and prior to the end of the Warranty Period, such claim shall survive the termination of such Warranty Period for as long as such claim is unsettled, and (ii) with respect to any litigation which shall have been commenced to resolve such claim on or prior to such date. Notwithstanding the foregoing, solely with respect to the representations and warranties regarding Taxes, ERISA matters, and environmental matters, the applicable Warranty Period shall be the applicable statute of limitations.

Section 8.2.  Indemnification by Shareholder.  Subject to the provisions of Section 8.5 below, Shareholder hereby covenants and agrees with Buyer that Shareholder shall indemnify the Buyer, and its directors, officers, employees and affiliates, and each of their successors and assigns (individually, a "Buyer Indemnified Party"), and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities (including for Taxes), fines, penalties, damages and expenses (including interest, if any, imposed in connection therewith, court costs and reasonable fees and disbursements of counsel) (collectively, "Damages") incurred by any of them resulting from (i) the operation of the Business on or prior to the date hereof and (ii) any breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by the Company or Shareholder made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

Section 8.3. Indemnification by Buyer.  Buyer hereby covenants and agrees with Shareholder that Buyer shall indemnify the Company and Shareholder, the Company’s directors, officers, employees and affiliates, and each of their successors and assigns (individually, a "Shareholder Indemnified Party") and hold them harmless from, against and in respect of any and all Damages incurred by any Shareholder Indemnified Party resulting from (i) the operation of the Business after the date hereof and (ii) any misrepresentation, breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by Buyer made in this Agreement (including without limitation any Exhibit or Schedule hereto and any certificate or instrument delivered in connection herewith).

Section 8.4. Right to Defend.  If the facts giving rise to any claim for indemnification shall involve any actual claim or demand by any third party against a Buyer Indemnified Party or Shareholder Indemnified Party (referred to herein as an "Indemnified Party"), then the Indemnified Party will give prompt written notice of any such claim to the indemnifying party, which notice shall set forth in reasonable detail the nature, basis and amount of such claim (the "Notice of Third Party Claim"); provided that the failure to provide such Notice of Third Party Claim shall only relieve the indemnifying party of its or his obligation to indemnify for such claim only to the extent that such indemnifying party has been prejudiced by such Indemnified Party's failure to give the Notice of Third Party Claim as required. The indemnifying party receiving such Notice of Third Party Claim may (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) undertake the defense of such claims or actions at its expense with counsel chosen and paid by its giving written notice (the "Election to Defend") to the Indemnified Party within thirty (30) days after the date the Notice of Third Party Claim is deemed received; provided, however, that the indemnifying party receiving the Notice of Third Party Claim may not settle such claims or actions without the consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed, except if the sole relief provided is monetary damages to be borne solely by the indemnifying party; and, provided further, if the defendants in any action include both the indemnifying party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the parties, the Indemnified Party shall cooperate in the defense of such claim and shall make available to the indemnifying party pertinent information under its control relating thereto, but the Indemnified Party shall have the right to retain its own counsel and to control its defense and shall be entitled to be reimbursed for all reasonable costs and expenses incurred in such separate defense. In no event will the provisions of this Article reduce or lessen the obligations of the parties under this Article, if prior to the expiration of the foregoing thirty (30) day notice period, the Indemnified Party furnishing the Notice of Third Party Claim responds to a third party claim if such action is reasonably required to minimize damages or avoid a forfeiture or penalty or because of any requirements imposed by law. If the indemnifying party receiving the Notice of Third Party Claim does not duly give the Election to Defend as provided above, then it will be deemed to have irrevocably waived its right to defend or settle such claims, but it will have the right, at its expense, to attend, but not otherwise to participate in, proceedings with such third parties; and if the indemnifying party does duly give the Election to Defend, then the Indemnified Party giving the Notice of Third Party Claim will have the right at its expense, to attend, but not otherwise to participate in, such proceedings. The parties to this Agreement will not be entitled to dispute the amount of any Damages (including reasonable attorney's fees and expenses) related to such third party claim resolved as provided above.

Section 8.5 Limitation on Rights of Indemnification.   (a) No Buyer Indemnified Party shall have the right to indemnification under this Agreement unless and until the aggregate amount of any and all such indemnification claims made by Buyer Indemnified Party under this Agreement exceeds $100,000 (the "Basket").  If Buyer Indemnified Party claims exceed the Basket, Buyer Indemnified Parties shall be entitled to receive one and one-half ($1.50) dollars in respect of each one dollar of indemnified claims in excess of the Basket until Buyer Indemnified Parties shall have received an amount equal to the sum of the reimbursed indemnified claims plus the Basket in respect of indemnified claims.  If Buyer Indemnified Parties are entitled to any further payments in respect of indemnifications claims, they shall be made on a dollar for dollar basis subject to any limitations contained herein. The Basket shall not apply to claims regarding Ownership of Shares (4.3), Insider Interests (4.31), Taxes (4.25), and ERISA (4.20).

            (b) The aggregate liability of Shareholders pursuant to this Article 8 shall not exceed the Purchase Price; provided, however, that the provisions of this Section 8.5(b) shall not apply to: (i) breaches of Shareholder's representations and warranties relating to tax matters.

Section 8.6. Subrogation.   If the Indemnified Party receives payment or other indemnification from the indemnifying party hereunder, the indemnifying party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the Indemnified Party may be entitled, to institute appropriate action against third parties for the recovery thereof, including under any insurance policies, and the Indemnified Party agrees to assist and cooperate in good faith with the indemnifying party and to take any action reasonably required by such indemnifying party, at the expense of such indemnifying party, in enforcing such rights.

      If a Shareholders shall have paid a Buyer Indemnified Party for an indemnified claim or otherwise, and Buyer Indemnified Party subsequently receives payment under insurance policies  covering such claim, Buyer Indemnified Party shall repay to the Shareholder the amount of such prior payment made by the Shareholder; provided, however, such repayment shall not exceed the actual amount received by Buyer Indemnified Party under such policy, less all reasonable fees (including attorneys' fees) incurred by Buyer Indemnified Party in pursuing and collecting under such policy.

ARTICLE 10
MISCELLANEOUS

Section 10.1. Waivers.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or in any other documents. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any party hereto may, at or before the Closing, waive any conditions to its obligations hereunder which are not fulfilled.

Section 10.2. Binding Effect; Benefits.   This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and assigns. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, Buyer Indemnified Party, the Shareholders Indemnified Party or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 10.3. Assignment; Delegation.   No party to this Agreement may assign its rights or delegate its obligations hereunder without the prior written consent of all of the other parties; provided, however, that at Closing Buyer may assign this Agreement or direct the Company to assign the Acquired Assets to an entity in which Buyer holds and continues to hold a greater than ninety percent (90%) equity interest, without the prior written consent of the Company and Shareholders, provided, however, Buyer shall remain liable for the performance of its obligations under this Agreement. Any assignment or delegation in violation of this Section 12.4 shall be null and void.

Section 10.4. Notices.   All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or after dispatch by recognized overnight courier to the party to whom the same is so given or made:

If to Buyer, to:

Air Industries Group
360 Motor Parkway, Suite 100
Hauppauge, NY 11788
Attn: Daniel R. Godin

With a copy to:
Eaton & Van Winkle LLP
3 Park Avenue, 16th floor
New York, NY 10016
Attn: Vincent J. McGill, Esq.
Phone: (212) 561-3604 (Direct)

or at such other address as Buyer may have advised the other parties hereto in writing; and

If to the Company, to:
Peter Rao
President
Compac Development Corp.
4 Nixon Court
Lake Grove, New York 11755

With a copy to:
David P. Fallon
Law Offices of David P. Fallon PLLC
53 Main Street, Suite 1
Sayville, New York 11782

or at such other address as the Shareholder may have advised Buyer in writing; and

      All such notices, requests and other communication shall be deemed to have been received on the date of delivery thereof (if delivered by hand) and on the next business day after the sending thereof (if by recognized overnight courier).

Section 10.5. Entire Agreement.    This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Documents constitute the entire agreement and supersede all prior agreements, statements, representations or promises, oral and written, among the parties hereto with respect to the subject matter hereof. No party hereto shall be bound by or charged with any written or oral arguments, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement or in any Schedule or Exhibits hereto or any other Transaction Documents, or in certificates and instruments to be delivered pursuant hereto on or before the Closing.

Section 10.6.  Governing Law.      This Agreement, and the rights and obligations of the parties hereto under this Agreement, shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof. Any action arising out of the breach or threatened breach of this Agreement shall be commenced in a proper New York State court and each of the parties hereby submits to the jurisdiction of such courts for the purpose of enforcing this Agreement.

Section 10.7. Severability.      If any term or provision of this Agreement shall to any extent be finally determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the agreement shall be valid and enforced to the fullest extent permitted by law, provided that as so enforced, each of the parties receives substantially all of the benefits contemplated hereby.

Section 10.9. Transaction Taxes.   The Buyer shall pay any sales or transfer taxes arising out of the transfer of the Acquired Assets.

Section 10.10. Exhibits and Schedules.   The Exhibits and Schedules attached hereto or referred to herein are incorporated herein and made a part hereof. As used herein, the expression "this Agreement" includes such Exhibits and Schedules.

Section 10.11. Press Releases and Public Announcements.    Buyer shall be permitted to issue a press release and make any public announcement disclosing the execution and delivery of this Agreement; provided that Buyer shall provide Shareholder an opportunity to review the same prior to its release.

[the signature page is on the following page]

 IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute and deliver this Agreement as of the first date written above.

AIR INDUSTRIES GROUP

By:	/s/ Daniel R. Godin
Daniel R. Godin
President and CEO

COMPAC DEVELOPMENT CORP.

By:	/s/ Peter C. Rao
Peter C. Rao, President

By:	/s/ Peter C. Rao
Peter C. Rao, Individually

By:	/s/ Vito Valenti
Vito Valenti, Individually

Schedule 2.1 (a) Excluded Contracts

No disclosure is required on this schedule

Schedule .2.2(a) Excluded Equipment
No disclosure is required on this schedule

Schedule 2.6
Allocation of Purchase Price

Goodwill	$ 558,940
Customer Lists	300,000
Trade Name	200,000
Covenant Not to Compete	100,000
Machinery & Equipment	40,560
Furniture	500

Schedule 4.14   - Contracts

Advertising Agreement with Global Spec, $916.25/month expiring 8/31/15
Advertising Agreement with IOS $1,625/r month expiring 11/26/15

Schedule 4.16

Permits